FOR IMMEDIATE RELEASE

Investors/Corporate: John Emery, CFO Ventiv Health, Inc. (732) 537-4804 investor@ventiv.com	Media: Kellie Walsh Lazar Partners Ltd. (646) 871-8480 kwalsh@lazarpartners.com

Ventiv Health Reports Strong Third Quarter Results

•	Quarterly revenues up 44% to $128.4 million; Pretax income up 70% to $13.9 million; EPS excluding tax benefits of $0.30 ($0.53 including tax benefits)
•	Strong performance across all business units
•	Strategic acquisition of inChord Communications completed during fourth quarter

SOMERSET, NEW JERSEY, November 8, 2005 -- Ventiv Health, Inc. (NASDAQ: VTIV) today announced financial results for the third quarter of 2005.

Third Quarter 2005 Results from Continuing Operations:

•	Total revenues for the third quarter of 2005 were $128.4 million, an increase of 44% compared to $88.9 million for the third quarter of 2004.

•	Income from continuing operations before income taxes were $13.9 million, an increase of 70% compared to $8.2 million for the third quarter of 2004.

•
Diluted net income per share from continuing operations after income taxes, excluding tax benefits[1] See Table III for non-GAAP reconciliation, was $0.30 during the third quarter of 2005 compared to $0.20 for the third quarter of 2004.

•
Reported diluted net income per share from continuing operations after income taxes, including tax benefits, was $0.53 during the third quarter of 2005, compared to $0.20 during the third quarter of 2004 .

Third Quarter 2005 Highlights:

•
Ventiv Commercial Services, which provides outsourced sales teams, compliance & patient assistance programs, planning & analytics, sample and literature fulfillment and other supporting services, reported revenues of $98.0 million during the third quarter of 2005, compared to $88.9 million during the third quarter of 2004. Third quarter 2005 highlights include:

o
A 240 basis point increase in the segment’s operating margin percentage compared to the third quarter of 2004, driven by strong operating leverage in the sales teams business and continued strong performance by the segment’s patient assistance programs.

o	Completed the acquisition of Pharmaceutical Resource Solutions, Inc. (PRS), which strengthens Ventiv’s compliance management and marketing support capabilities.
o
Won several new contracts, including seven patient assistance programs and two Medicare Part D Education programs by The Franklin Group, three sales teams contracts with mid-tier clients, three planning & analytics contracts by HPR and one Total Data Solutions contract.

•
Ventiv Clinical Services, which provides a broad range of flexible clinical solutions, reported revenues of $30.4 million during the third quarter of 2005. This segment was established by Ventiv in conjunction with its acquisitions of Smith Hanley Corporation and HHI during the fourth quarter of 2004. Third quarter 2005 highlights include:

o	A 160 basis point sequential increase in the segment’s operating margin percentage compared to the second quarter of 2005, driven by increased management focus.
o	Increasing traction in the segment’s functional outsourcing business.

•
The strategic acquisition of inChord Communications, previously the world’s largest independently-owned healthcare marketing and communications company, was announced during the third quarter and closed during the fourth quarter. This acquisition adds a comprehensive pharmaceutical advertising, branding and marketing business to Ventiv’s sales team, planning and analytics, compliance management and clinical staffing and data management businesses.

Eran Broshy, Chief Executive Officer of Ventiv, commented, “Ventiv’s very positive third quarter results underscore our strong market positioning and continued effective execution across all of our businesses. In addition, during the third quarter we announced the acquisition of inChord Communications, which closed early in the fourth quarter. This strategic acquisition adds a whole new dimension to our business model and significantly enhances Ventiv’s resources for providing a full range of sales and marketing services to the pharmaceutical and biotech industries, with over 150 clients, including 18 of the top 20 pharmaceutical companies.”

Guidance Update:

Ventiv is increasing its 2005 revenue guidance from $505-$515 million to $525-$530 million. Approximately $10 million of this increase is due to finalization of accounting treatment of newly-acquired inChord’s pass-through revenues, and the remainder of the increase is due to stronger than expected performance in Ventiv’s businesses.

Ventiv is increasing its 2005 EPS guidance from $1.25-$1.29 to $1.44-$1.46. The previous and updated guidance includes $0.16 and $0.29 from tax benefits, respectively. This increased recognition of tax benefits in the updated guidance results from Ventiv’s greater multi-year earnings visibility following the acquisition of inChord and continued strong performance across all businesses. The remainder of the guidance increase is due to stronger than expected performance in Ventiv’s businesses in the fourth quarter of 2005.

Ventiv is increasing its initial 2006 revenue guidance from $610-$630 million to $650-$670 million due to finalization of accounting treatment of newly-acquired inChord’s pass-through revenues. At this time Ventiv is reconfirming its initial 2006 EPS guidance of $1.35-$1.40, before $0.10 of expected tax benefits. Ventiv’s expected 2006 tax benefit of $0.10 has now been recognized in the third quarter of 2005 as a result of Ventiv’s enhanced multi-year earnings stability and visibility.

Conference call information:

Tuesday, November 8, 2005 - 9:00 am Eastern Time.
Dial-in number:  877-336-9182
International dial-in: 706-634-1065
Live and archived webcast: www.ventiv.com or http://audioevent.mshow.com/255686/

About Ventiv Health
Ventiv Health, Inc. (NASDAQ: VTIV) is the leading provider of commercialization services to the global pharmaceutical and lifesciences industries. Ventiv delivers its customized clinical, sales, marketing and communications services through its three core business segments: Commercial Services, Clinical Services and Communications Services. Ventiv's 4,600 employees support over 150 client organizations, including 18 of the Top 20 global pharmaceutical companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, Inc. visit www.ventiv.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.
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TABLE I

Ventiv Health, Inc.
Condensed Consolidated Income Statements
($’s in 000’s, except share and per share data)
(unaudited)

	For the Three-Months Ended September 30,		For the Nine-Months Ended September 30,

	2005	2004	2005	2004
Revenues	$128,359	$88,853	$381,005	$234,735
Operating expenses:
Cost of services	97,764	72,022	291,236	188,629
Selling, general and administrative expenses	16,726	8,604	48,082	22,174
Restructuring	--	--	--	(264)
Total operating expenses	114,490	80,626	339,318	210,539

Operating income	13,869	8,227	41,687	24,196
Interest expense	(332)	(226)	(1,042)	(607)
Interest income	335	203	841	428
Income from continuing operations before income Taxes	13,872	8,204	41,486	24,017
Income tax benefit (provision)	1,161	(3,117)	(8,229)	(9,126)
Income from continuing operations	15,033	5,087	33,257	14,891

Income from discontinued operations:
Gains on disposals of discontinued operations, net of taxes	78	223	1,640	2,131
Net income from discontinued operations	78	223	1,640	2,131

Net income	$15,111	$5,310	$34,897	$17,022

Income per share:
Continuing operations:
Basic	$0.56	$0.21	$1.25	$0.63
Diluted	$0.53	$0.20	$1.19	$0.59
Discontinued operations:
Basic	$0.00	$0.01	$0.06	$0.09
Diluted	$0.01	$0.01	$0.06	$0.09
Net income:
Basic	$0.56	$0.22	$1.31	$0.72
Diluted	$0.54	$0.21	$1.25	$0.68
Weighted average common shares outstanding:
Basic	26,943	23,851	26,604	23,520
Diluted	28,132	25,500	27,890	25,056

TABLE II

Ventiv Health, Inc.
Selected Financial Data
($’s in 000’s)
(unaudited)

	September 30,	December 31,
	2005	2004

Cash (1)	$55,892	$53,297
Account Receivable, Net	$76,797	$56,534
Unbilled Services	$35,382	$36,130
Client Advances & Unearned Revenue	$6,102	$9,184
Working Capital (2)	$109,370	$67,565
Capital Lease Obligations	$29,921	$36,902
Depreciation (3)	$12,720	$15,602
Amortization (3)	$988	$306
Days Sales Outstanding (4)	79	71
Total assets	$327,828	$287,452
Total liabilities	$99,348	$115,008

1)	Cash includes restricted cash of $3.8 million at September 30, 2005 and $2.5 million at December 31, 2004.

2)	Working Capital is defined as Total Current Assets less Total Current Liabilities.

3)	Depreciation and amortization are reported on a year-to-date basis.

4)
Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended. In the past, DSO was reported based on a trailing twelve-month revenue calculation, but the three-month period more accurately reflects the Company’s revenue stream and collections.

TABLE III

Ventiv Health, Inc.
Reconciliation of Non-GAAP Financial Information
Third Quarter 2005

(in thousands, except EPS)			Pro Forma
	As reported	Tax Benefit	Excluding tax benefit
Income from continuing operations before income taxes	$13,872	$--	$13,872
Benefit (provision) for income taxes	1,161	6,682	(5,521)
Income from continuing operations	$15,033	$6,682	$8,351

Diluted shares outstanding	28,132		28,132
EPS from continuing operations	$0.53		$0.30